Exhibit 99.1

3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
July 19, 2006	Tim Taylor
Chief Financial Officer
(773) 832-3470
E-mail: ttaylor@corusbank.com

CORUS BANKSHARES REPORTS
SECOND QUARTER EARNINGS

Chicago, Illinois – Corus Bankshares Inc. (NASDAQ: CORS).  Corus reports 2006 second quarter earnings of $47.8 million, or $0.82 per diluted share, up 53% from $31.2 million, or $0.54 per diluted share, in the second quarter of 2005.  Year-to-date, earnings are $91.2 million, or $1.57 per diluted share, up 54% from $59.3 million, or $1.03 per diluted share in the prior year.

In addition to earnings, some additional highlights related to the current quarter’s results include:

•	Total assets crossed $9.5 billion, up $3.1 billion or 47% compared to one year ago;
•

The commercial real estate loan portfolio, which includes unfunded commitments, is nearly $8.8 billion.  Additionally, our “pipeline” of pending loans (detailed further in the report), stands at over $6.5 billion;

•	Commercial real estate loan originations in the second quarter totaled $747 million and $4.6 billion over the last 12 months;
•	Deposits hit $8.3 billion, an increase of $2.8 billion, or 51%, since June 30, 2005; and
•	Net interest income of $85.9 million, an increase of 49% compared to the second quarter of 2005.

“In addition to continued growth in earnings, I am extremely pleased to report that this quarter marks the 26th quarter in a row without a single commercial real estate loan charge-off.  The last time Corus experienced a commercial real estate loan charge-off was over 6 years ago in 1999,” said Robert J. Glickman, President and Chief Executive Officer.

“We continue to watch our costs very closely.  Our 2006 year-to-date efficiency ratio was just 18.9%, among the very best in the industry.” Glickman also commented that, “During the second quarter, we declared a 2-for-1 stock split in the form of a 100 percent stock dividend.” (The additional shares were distributed on May 18, 2006 and reflected in Corus’ stock price listings beginning May 19, 2006.)

Corus Bankshares, Inc. (“Corus” or the “Company”) is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”).  The Bank is an active commercial real estate lender nationwide, specializing in condominium, hotel, office and apartment loans. The Bank holds loans of up to $150 million for its own account and also syndicates larger transactions.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as “likely,” “typically,” “may,” “intends,” “expects,” “anticipates,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” or “attempts” or the negative of such terms or other variations on such terms or comparable terminology.  By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Important factors that might cause Corus’ actual results to differ materially include, but are not limited to, the following:

•

The general state of the economy, particularly continued strength in the residential real estate sector. Weakness in the residential real estate sector, which may be caused by, among many other things, supply/demand imbalances and higher interest rates, which could adversely affect: 1) Corus’ ability to maintain its current level of loan originations, and/or 2) the credit quality of loans;

•	The impact of competitors’ pricing initiatives on loan and deposit products;
•	The timing of drawdowns on unfunded loan commitments and paydowns of existing loans;
•	Corus’ ability to attract and retain sufficient cost-effective funding to support marginal loan growth;
•	Corus’ ability to access the capital markets, particularly for the issuance of Trust Preferred securities;
•	Corus’ ability to maintain and access any line(s) of credit;
•	The extent of defaults and losses given default and how those results compare to Corus’ estimates;
•	Changes in management’s estimate of the adequacy of the allowance for credit losses;
•	Restrictions that may be imposed by any of the various regulatory agencies that have authority over the Company or any of its subsidiaries;
•	The occurrence of one or more catastrophic events, such as an earthquake, hurricane, or acts of terrorism that affect properties securing the loans; and
•	Changes in the accounting policies, laws, regulations, and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release.  Additional information that could affect the Company’s financial results is included in the Company’s 2005 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

# # #

Summary Financial Data (Unaudited)

(In thousands, except per-share data)	2006	2005	2004

For the Three Months Ended June 30:
Net income	$47,761	$31,185	$24,576
Basic earnings per share	0.85	0.56	0.44
Diluted earnings per share	0.82	0.54	0.43
Average earning assets	9,305,547	5,935,513	3,761,688
Net interest income (fully taxable equivalent)	86,548	58,381	36,252
Noninterest income (without securities gains/losses)	3,171	4,845	3,498
Net operating revenue (1)	89,719	63,226	39,750
Cash dividends declared per common share	0.200	0.175	0.157
Net interest margin (fully taxable equivalent)	3.72%	3.93%	3.85%
Return on average equity	25.9%	20.4%	17.8%
Return on average assets	2.0%	2.1%	2.6%
Efficiency ratio (2)	18.3%	23.7%	36.0%
For the Six Months Ended June 30:
Net income	$91,150	$59,305	$42,511
Basic earnings per share	1.63	1.07	0.76
Diluted earnings per share	1.57	1.03	0.74
Average earning assets	9,010,761	5,566,210	3,652,723
Net interest income (fully taxable equivalent)	171,184	110,578	73,651
Noninterest income (without securities gains/losses)	6,511	8,387	6,981
Net operating revenue (1)	177,695	118,965	80,632
Cash dividends declared per common share	0.400	0.350	0.313
Net interest margin (fully taxable equivalent)	3.80%	3.97%	4.03%
Return on average equity	25.3%	19.6%	15.4%
Return on average assets	2.0%	2.1%	2.3%
Efficiency ratio (2)	18.9%	24.7%	35.4%
Capital Ratios at June 30:
Leverage (Tier 1 capital to quarterly average assets)	10.18%	12.92%	17.70%
Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)	12.11%	12.07%	18.11%
Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)	14.86%	14.86%	21.06%
Common equity to total assets	7.96%	9.73%	14.63%
Common Stock Data at June 30:
Market price per common share	$26.18	$27.75	$20.56
Common shareholders' equity per share	13.62	11.37	10.07
Shares outstanding at end of period	55,979	55,654	55,708

(1)	Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.

(2)	Noninterest expense less goodwill amortization, divided by net operating revenue.

Note: All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Condensed Consolidated Balance Sheets

(Dollars in thousands)	June 30 2006	December 31 2005	June 30 2005

	(Unaudited)		(Unaudited)
Assets
Cash and due from banks – noninterest-bearing	$90,467	$133,351	$104,104
Federal funds sold	348,800	325,000	117,900

Cash and Cash Equivalents	439,267	458,351	222,004
Securities:
Available-for-sale, at fair value
Common stocks	184,637	184,541	206,904
U.S. Government and agencies	4,385,878	3,228,016	2,444,472
Other securities	31,411	30,081	29,459

Total Securities	4,601,926	3,442,638	2,680,835
Loans, net of unearned income	4,499,233	4,524,511	3,573,621
Less: Allowance for loan losses	42,186	39,740	33,418

Loans, net	4,457,047	4,484,771	3,540,203
Premises and equipment, net	27,278	26,439	25,810
Accrued interest receivable and other assets	41,892	42,018	30,846
Goodwill, net of accumulated amortization	4,523	4,523	4,523

Total Assets	$9,571,933	$8,458,740	$6,504,221

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$283,824	$337,399	$276,561
Interest-bearing	8,029,103	6,928,430	5,214,478

Total Deposits	8,312,927	7,265,829	5,491,039
Long-term debt – subordinated debentures	384,028	358,254	306,706
Federal funds purchased	—	41,200	—
Other borrowings	5,626	21,593	662
Accrued interest payable and other liabilities	106,965	82,089	73,019

Total Liabilities	8,809,546	7,768,965	5,871,426
Shareholders' Equity:
Common stock, surplus, and retained earnings	717,545	645,778	583,732
Net unrealized gains on available-for-sale securities	44,842	43,997	49,063

Total Shareholders' Equity	762,387	689,775	632,795

Total Liabilities and Shareholders' Equity	$9,571,933	$8,458,740	$6,504,221

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30

(In thousands, except per-share data)	2006	2005	2006	2005

Interest, Loan Fees, and Dividend Income:
Interest and fees on loans:
Taxable	$127,309	$76,648	$249,928	$143,739
Tax-advantaged	13	34	46	67
Federal funds sold	4,466	8,083	8,924	16,131
Securities:
Taxable	48,347	12,187	85,920	17,875
Dividends	1,608	1,648	3,720	3,289
Tax-advantaged	24	13	46	37

Total Interest, Loan Fees and Dividend Income	181,767	98,613	348,584	181,138

Interest Expense:
Deposits	88,582	36,667	164,974	64,026
Long-term debt – subordinated debentures	7,110	4,127	13,368	7,602
Other borrowings	149	82	501	224

Total Interest Expense	95,841	40,876	178,843	71,852

Net Interest Income	85,926	57,737	169,741	109,286
Provision for credit losses	—	—	3,000	—

Net Interest Income after Provision for Credit Losses	85,926	57,737	166,741	109,286

Noninterest Income:
Service charges on deposit accounts	2,607	2,863	5,394	5,837
Securities gains/(losses), net	—	151	(543)	2,823
Other income	564	1,982	1,117	2,550

Total noninterest income	3,171	4,996	5,968	11,210

Noninterest Expense:
Employee compensation and benefits	11,752	10,425	23,827	20,697
Net occupancy	941	964	1,977	1,969
Data processing	513	427	972	804
Depreciation – furniture & equipment	423	360	804	643
Other expenses	2,831	2,811	6,075	5,301

Total noninterest expense	16,460	14,987	33,655	29,414

Income before income taxes	72,637	47,746	139,054	91,082
Income tax expense	24,876	16,561	47,904	31,777

Net Income	$47,761	$31,185	$91,150	$59,305

Net Income Per Common Share: (1)
Basic	$0.85	$0.56	$1.63	$1.07
Diluted	$0.82	$0.54	$1.57	$1.03
Weighted Average Common and Common Equivalent Shares Outstanding	58,035	57,788	58,005	57,752

(1)	All amounts have been restated to reflect a 2-for-1 stock split on 5/18/06

Average Balance Sheets and Net Interest Margin (Unaudited)

	Three Months Ended June 30

	2006			2005

(Dollars in thousands)	Average Balance	Interest and Fees	Yield/ Cost	Average Balance	Interest and Fees	Yield/ Cost

Assets
Earning Assets:
Liquidity management assets (1)	$4,474,598	$52,845	4.72%	$2,569,538	$20,288	3.16%
Common stocks (2)	191,968	2,214	4.61%	204,136	2,269	4.45%
Loans, net of unearned income (3)	4,638,981	127,330	10.98%	3,161,839	76,700	9.70%

Total earning assets	9,305,547	182,389	7.84%	5,935,513	99,257	6.69%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	89,637			97,101
Allowance for loan losses	(42,666)			(33,242)
Premises and equipment, net	26,900			25,902
Other assets, including goodwill	42,220			29,615

Total Assets	$9,421,638			$6,054,889

Liabilities and Shareholders' Equity
Deposits – interest-bearing:
Retail certificates of deposit	$5,240,098	$60,748	4.64%	$2,371,295	$19,823	3.34%
Money market deposits	1,845,501	21,201	4.60%	1,511,105	11,328	3.00%
Brokered certificates of deposit	329,903	4,549	5.52%	444,536	4,134	3.72%
NOW deposits	308,145	1,904	2.47%	310,457	1,185	1.53%
Savings deposits	145,275	180	0.50%	159,696	197	0.49%

Total interest-bearing deposits	7,868,922	88,582	4.50%	4,797,089	36,667	3.06%
Long-term debt – subordinated debentures	384,028	7,110	7.41%	283,198	4,127	5.83%
Other borrowings (4)	5,826	149	NM	3,149	82	NM

Total interest-bearing liabilities	8,258,776	95,841	4.64%	5,083,436	40,876	3.22%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing deposits	308,770			281,227
Other liabilities	116,974			79,406
Shareholders' Equity	737,118			610,820

Total Liabilities and Shareholders' Equity	$9,421,638			$6,054,889

Interest income and loan fees/average earning assets	$9,305,547	$182,389	7.84%	$5,935,513	$99,257	6.69%
Interest expense/average interest-bearing liabilities	$8,258,776	95,841	4.64%	$5,083,436	40,876	3.22%

Net interest spread		$86,548	3.20%		$58,381	3.47%

Net interest margin			3.72%			3.93%

NM – Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $9,000 and $5,000 for 2006 and 2005, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $606,000 and $621,000 for 2006 and 2005, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $7,000 and $18,000 for 2006 and 2005, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

Average Balance Sheets and Net Interest Margin (Unaudited)

	Six Months Ended June 30

	2006			2005

(Dollars in thousands)	Average Balance	Interest and Fees	Yield/ Cost	Average Balance	Interest and Fees	Yield/ Cost

Assets
Earning Assets:
Liquidity management assets (1)	$4,195,852	$94,906	4.52%	$2,326,517	$34,058	2.93%
Common stocks (2)	189,574	5,122	5.40%	209,546	4,529	4.32%
Loans, net of unearned income (3)	4,625,335	249,999	10.81%	3,030,147	143,843	9.49%

Total earning assets	9,010,761	350,027	7.77%	5,566,210	182,430	6.55%
Noninterest-earning assets:
Cash and due from banks – noninterest-bearing	103,833			104,831
Allowance for loan losses	(41,328)			(33,119)
Premises and equipment, net	26,738			25,731
Other assets, including goodwill	40,007			26,876

Total Assets	$9,140,011			$5,690,529

Liabilities and Shareholders' Equity
Deposits – interest-bearing:
Retail certificates of deposit	$4,999,077	$111,518	4.46%	$1,975,508	$31,190	3.16%
Money market deposits	1,804,319	40,175	4.45%	1,555,899	22,021	2.83%
Brokered certificates of deposit	349,831	9,155	5.23%	462,574	8,132	3.52%
NOW deposits	313,334	3,763	2.40%	301,589	2,289	1.52%
Savings deposits	147,615	363	0.49%	160,735	394	0.49%

Total interest-bearing deposits	7,614,176	164,974	4.33%	4,456,305	64,026	2.87%
Long-term debt – subordinated debentures	371,639	13,368	7.19%	271,676	7,602	5.60%
Other borrowings (4)	13,136	501	NM	6,694	224	NM

Total interest-bearing liabilities	7,998,951	178,843	4.47%	4,734,675	71,852	3.04%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest-bearing deposits	313,121			274,480
Other liabilities	108,658			74,772
Shareholders' Equity	719,281			606,602

Total Liabilities and Shareholders' Equity	$9,140,011			$5,690,529

Interest income and loan fees/average earning assets	$9,010,761	$350,027	7.77%	$5,566,210	$182,430	6.55%
Interest expense/average interest-bearing liabilities	$7,998,951	178,843	4.47%	$4,734,675	71,852	3.04%

Net interest spread		$171,184	3.30%		$110,578	3.51%

Net interest margin			3.80%			3.97%

NM – Not Meaningful
Tax equivalent adjustments are based on a Federal income tax rate of 35%.
(1)	Liquidity management assets include federal funds sold and securities other than common stocks.
Interest income on securities includes a tax equivalent adjustment of $17,000 and $15,000 for 2006 and 2005, respectively.
(2)	Dividends on the common stock portfolio include a tax equivalent adjustment of $1.4 million and $1.2 million for 2006 and 2005, respectively.
(3)	Interest income on tax-advantaged loans includes a tax equivalent adjustment of $25,000 and $36,000 for 2006 and 2005, respectively.
Includes net interest income derived from interest rate swap contracts.
(4)	Other borrowings include federal funds purchased.

Net Interest Income and Net Interest Margin

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus.  The related net interest margin (the “NIM”) represents net interest income as a percentage of the average earning assets during the period.

For the three and six months ended June 30, 2006, Corus’ net interest income increased to $85.9 million and $169.7 million, respectively, compared to $57.7 million and $109.3 million for the same periods in 2005.  The increase in net interest income was primarily driven by substantial growth in average loans outstanding. Average loans outstanding for both the three and six months ended June 30, 2006, were $4.6 billion, resulting in increases of 47% and 53%, from the three and six months ended June 30, 2005, respectively.

The growth in net interest income was also impacted by increases in loan fee income.  Loan fee income for the three and six months ended June 30, 2006, was $23.6 million and $48.2 million, respectively, compared to $19.5 million and $37.4 million for the same periods in 2005.

While average loans outstanding for the quarter and year-to-date increased compared to the prior year contributing to significant increases in net interest income, the NIM, which is impacted by a complex interplay of the mix of earning assets and interest-bearing liabilities, declined.  The NIM for the three and six months ended June 30, 2006 was 3.72 % and 3.80%, respectively, down 21 and 17 basis points from the respective prior year periods.

Corus’ NIM is affected by numerous factors. Two of the larger factors affecting the Bank’s NIM over the past few years have been increasing short-term interest rates and the interplay of the growth in deposits as compared to the growth in loans outstanding.

Virtually all of the Bank’s assets are either floating rate, generally based on short-term interest rates and resetting quarterly, or short-term, generally maturing within the next few years. The Bank’s liabilities are very similar in nature, with the exception of demand deposits, which are effectively fixed at a zero percent interest rate, and the “administered-rate” deposits (e.g., NOW and Savings accounts). The remaining component is shareholders’ equity. From an accounting perspective, equity ‘acts’ as zero percent fixed-rate funding. The combination of shareholders’ equity, along with the demand and administered-rate deposits, is substantially greater than the Bank’s few long-term fixed-rate or noninterest-earning assets. As a result, during times of changing interest rates (in Corus’ case, short-term interest rates), this would give rise to more assets repricing than liabilities repricing (this is commonly referred to as being “asset sensitive”). The dramatic increases in short-term interest rates over the past several years have therefore benefited the Bank’s net interest income.

Over the past several years, the Bank’s deposit growth has been extremely strong. This growth has been a critical factor in allowing the Company to support its recent growth. Moreover, maintaining large amounts of liquid investments is a conscious action undertaken as part of our broader strategy of enhancing the safety of our operations, and in order to have cash available at all times for our deposit and loan customers.

As this deposit growth has exceeded loan growth for several years now though, the Bank has a growing percentage of its average earning assets in investment securities. The securities, which are high-quality and very short-term in nature (“Liquidity Management Assets” on the accompanying NIM tables), currently earn a yield comparable to the yields paid on deposits.  This negatively impacts the NIM while leaving net interest income largely unchanged.

Noninterest Income

For the three and six months ended June 30, 2006, noninterest income decreased by $1.8 million and $5.2 million compared to the same periods in the prior year.  For the three-month period, the decrease is due to a $1.4 million gain, recorded in 2005, from the sale of certain property owned by Corus.  Corus had previously been leasing the property to a third party.  For the six-month period ended June 30, 2006, the decrease is further driven by lower security gains as described below.

Securities Gains/(Losses), net

The following details the net securities gains/(losses) by source for the three- and six-month periods ended June 30, 2006 and June 30, 2005:

	Three Months Ended June 30		Six Months Ended June 30

(in thousands)	2006	2005	2006	2005

Gains on common stocks (cash transactions)	$—	$65	$—	$1,914
Gains on common stocks (stock-for-stock)	—	—	—	810
Charge for “other than temporary” impairment	—	—	(543)	—
Other	—	86	—	99

Total securities gains/(losses), net	$—	$151	$(543)	$2,823

Gains on common stocks

Gains on common stocks relate to Corus’ common stock portfolio of various financial industry companies.  Gains or losses are recognized when either the investment is sold or when the company is acquired, for cash or stock, by another company.  With regard to stock-for-stock transactions, there is no cash flow impact and, as a result, no tax is payable on the gain until the underlying securities are sold.

In May 2006, Regions Financial Corp. announced plans to acquire Amsouth Bancorporation.  The transaction is expected to close in the fourth quarter of 2006 and Corus anticipates recognizing a gain at that time of approximately $6.0 million.

Charge for “other than temporary” impairment

During the six months ended June 30, 2006, Corus recorded a charge of $0.5 million related to “other than temporary” declines in value of a certain common stock held by Corus.  This charge was not a result of the Company selling the associated stock, but rather an accounting entry with no cash flow or tax implications.

Corus’ general practice is to recognize impairment losses on individual equity securities when the security has been in a loss position at the close of each trading day during six (6) consecutive months as of any quarter end.  The exception to this general policy would be in the event that a security suffers a rapid and material decrease in value that Corus determines to be reasonably permanent in nature.  In these cases, Corus will recognize an impairment charge at the time such determination is made.  Corus evaluates its investments for “other than temporary” declines in value on a lot-by-lot basis, meaning that if there are multiple purchases of a certain security, each purchase is evaluated individually.

Noninterest Expense

For the three and six months ended June 30, 2006, noninterest expense increased by $1.5 million and $4.2 million, respectively, compared to the same periods in the prior year.  The increase was primarily driven by employee compensation and benefits, which have increased due to increases in commercial loan officer commission accruals, higher staffing levels and an increase in pension expense.

In addition, with the continued growth in assets and deposits in 2006, several associated expenses increased as well.  These include higher costs for deposit insurance, postage, and the asset-based regulatory exam fee.  The increase in noninterest expense is also attributable to increases in various legal and professional fees.

Common Stock Portfolio

At June 30, 2006, Corus held investments in the common stocks of 18 financial industry companies valued at $184.6 million, including net unrealized gains of $74.6 million.  These investments are included in the available-for-sale classification.  The following is a list of Corus’ holdings as of June 30, 2006:

Corporation	Shares Held	Market Value	Percentage of Portfolio

(dollars in thousands)
Amcore Financial Inc.	69,100	$2,025	1.1%
Amsouth Bancorporation	466,015	12,326	6.7
Associated Banc Corp.	121,179	3,821	2.0
Bank of America Corp	670,594	32,256	17.4
Bank of NY Co.	100,000	3,220	1.7
Citigroup Inc.	225,000	10,856	5.9
Comerica Inc.	264,300	13,741	7.4
Compass Bancshares Inc.	108,750	6,047	3.3
Fremont General Corp.	820,000	15,219	8.2
JP Morgan Chase & Co.	500,864	21,036	11.4
MAF Bancorp Inc.	204,850	8,776	4.8
Merrill Lynch & Co. Inc.	132,000	9,182	5.0
Morgan Stanley Dean Witter & Co.	82,000	5,183	2.8
National City Corp.	74,520	2,697	1.5
Regions Financial Corp.	143,554	4,755	2.6
SunTrust Banks Inc.	48,000	3,660	2.0
US Bancorp	268,870	8,303	4.5
Wachovia Corp.	398,191	21,534	11.7

Total		$184,637	100.0%

During the three- and six-month periods ended June 30, 2006 Corus earned $1.6 million and $3.7 million of dividend income on the stock portfolio compared to $1.6 million and $3.3 million during the same periods of 2005.

Securities Other Than Common Stocks

Corus’ current asset/liability management philosophy is that all current security purchases, other than those required for regulatory purposes, are classified as available-for-sale or trading.

At June 30, 2006, available-for-sale securities other than common stocks increased to $4.4 billion due mainly to Corus’ increased investment in short-term U.S. agency securities.  As of June 30, 2006, nearly the entire available-for-sale portfolio was scheduled to mature within six (6) months.

Loan Portfolio

The following table details the composition of Corus’ outstanding loans:

	Outstanding Loan Balances

	June 30, 2006		December 31, 2005		June 30, 2005

(in millions)	Amount	Percent	Amount	Percent	Amount	Percent

Commercial real estate:
Condominium -
Construction	$2,311	51%	$1,920	42%	$1,263	35%
Conversion	1,692	38	1,886	42	1,437	40
Other commercial real estate	408	9	599	13	730	21

Total commercial real estate	4,411	98	4,405	97	3,430	96
Commercial	59	1	84	2	99	3
Residential real estate and other	29	1	36	1	45	1

Loans, net of unearned income	$4,499	100%	$4,525	100%	$3,574	100%

Mezzanine loans included in total commercial real estate	$142		$132		$132

Commercial Real Estate Lending

During the past few years, Corus’ lending has focused almost exclusively on condominium projects.  These projects include both construction of new buildings and conversion of existing apartments.  While Corus generally provides only senior debt, in some cases Corus will provide mezzanine financing as well.

Condominium construction loans typically have stated maturities ranging from 2 to 4 years.  The loans are funded throughout the term as construction progresses.  These loans consist of both new construction projects and certain condominium conversion projects where extensive renovation is planned.

Condominium conversion loans generally have shorter stated maturities, typically in the range of 1 to 3 years.  These loans are for projects with less extensive renovation efforts and the loans are typically fully funded at the outset and paid down as the condominiums are sold.

Corus’ mezzanine loans are all subordinate to a Corus first mortgage loan (as opposed to a third party’s).  Interest rates charged for mezzanine loans are considerably higher than those charged for typical first mortgage loans, but the loans also carry additional risk.

At June 30, 2006, funded commercial real estate loans totaled $4.4 billion, an increase of $1.0 billion, or 29%, compared to June 30, 2005.  In addition to the funded amounts listed above, Corus’ commercial real estate loan portfolio also includes significant commitments to fund additional amounts.

Including commitments, the commercial real estate loan portfolio totals $8.8 billion as of June 30, 2006, as detailed below:

	Total Commercial Real Estate Loan Commitments (outstanding balances + unfunded commitments)(1)

	June 30, 2006		December 31, 2005		June 30, 2005

(in millions)	Amount	Percent	Amount	Percent	Amount	Percent

Condominium:
Construction	$6,224	71%	$5,327	64%	$4,280	56%
Conversion	1,860	21	2,156	26	2,348	31
Other commercial real estate	714	8	857	10	1,012	13

Total commercial real estate	$8,798	100%	$8,340	100%	$7,640	100%

(1)Includes pending loans for which commitment letters have been issued to the borrower.  These commitment letters are also disclosed in the Commercial Real Estate Loans Pending table of this report, included in the amounts labeled as Commitments Accepted and Commitments Offered .

Commercial Real Estate Loans – Originations

An origination occurs when a loan closes, with the origination amount equaling Corus’ full commitment under that loan (regardless of how much is funded).  Construction loan funds are rarely drawn by the borrower at the closing but rather over an extended period of time as the project is built.  In contrast, conversion loans are largely funded at the time of closing.

As shown in the chart below, the pace of loan originations has slowed recently.  For the three months ended June 30, 2006, originations were almost exclusively from construction loans as illustrated below:

	Originations

(in millions)	2Q 2006	1Q 2006	4Q 2005	3Q 2005	2Q 2005	1Q 2005

Commercial real estate:
Condominium:
Construction	$707	$713	$327	$692	$976	$635
Conversion	10	490	655	740	747	435
Other commercial real estate	30	110	13	132	23	65

Total	$747	$1,313	$995	$1,564	$1,746	$1,135

Attempting to use loan originations to forecast loan growth is not advisable due to the complicated interplay between funding of new originations and the paydowns and payoffs on loans originated in previous periods.

Commercial Real Estate Loans – Paydowns/Payoffs

Total loan paydowns and payoffs (collectively referred to as “paydowns”) were $1.7 billion during the first six months of 2006, compared to $1.1 billion during the same period in 2005. The timing of loan paydowns is inherently difficult to predict.

Commercial Real Estate Loans – By Size

	As of June 30, 2006

	# of Loans	Total Commitment (1)

(dollars in millions)		Amount	%

$140 million and above	5	$775	9%
$100 million to $140 million	17	2,052	23
$60 million to $100 million	35	2,642	30
$20 million to $60 million	77	2,827	32
$1 million to $20 million	50	485	6
Less than $1 million	NM	17	—

Total	184	$8,798	100%

Commercial Real Estate Loans – By Property Type

	As of June 30, 2006

	# of Loans	Total Commitment (1)

(dollars in millions)		Amount	%

Condominium:
Construction	95	$6,224	71%
Conversion	64	1,860	21

Condominium Total	159	8,084	92
Hotel	6	252	3
Office	7	216	2
Other	12	229	3
Loans less than $1 million	NM	17	—

Total	184	$8,798	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

Commercial Real Estate Loans – By Major Metropolitan Area

	As of June 30, 2006

	# of Loans	Total Commitment(1)

(dollars in millions)		Amount	%

Florida:
Miami/Southeast Florida	25	$1,826	21%
Orlando	11	375	4
Tampa	4	211	2
Other Florida	9	542	6

Florida Total	49	2,954	33
California:
Los Angeles	17	756	9
San Diego	14	629	7
San Francisco	5	181	2
Sacramento	2	67	1

California Total	38	1,633	19
New York City	18	962	11
Washington, D.C.(2)	21	918	10
Las Vegas	10	772	9
Chicago	12	360	4
Atlanta	10	337	4
Phoenix/Scottsdale	10	314	4
Other (3)	16	531	6
Loans less than $1 million	NM	17	—

Total	184	$8,798	100%

NM – Not Meaningful
(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.
(2) Includes northern Virginia and Maryland loans.
(3) No other metropolitan area exceeds three percent of the total.

Commercial Real Estate Loans – Pending

Finally, the following table presents a comparison of Corus’ loans pending listed in descending order with respect to stage of completion.  In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Term Sheet Issued is in its earliest stages.  It has been the Company’s experience that once a loan reaches the Application Received stage it is highly likely to ultimately close.

	Commercial Real Estate Loans Pending

	June 30, 2006		December 31, 2005		June 30, 2005

(dollars in millions)	# of Loans	Amount	# of Loans	Amount	# of Loans	Amount

Commitment Accepted (1)	5	$502	6	$395	6	$519
Commitment Offered (1)	1	139	1	23	8	304
Application Received	11	1,280	22	2,087	18	945
Application Sent Out	9	972	11	866	14	1,048
Term Sheet Issued	40	3,676	40	3,097	37	2,684

Total	66	$6,569	80	$6,468	83	$5,500

Condominium:
Construction	62	$6,329	61	$5,520	61	$4,417
Conversion	4	240	14	646	16	799
Other	—	—	5	302	6	284

Total	66	$6,569	80	$6,468	83	$5,500

(1) These amounts are also included in the Total Commercial Real Estate Loan Commitments table of this report.

In total, loans pending have increased from the same period in 2005 with the growth primarily from pending construction loans.  Pending conversion loans have declined significantly due to market conditions.

Commercial Lending

Commercial loans are primarily loans to Corus’ customers in the check cashing industry.  Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

Residential Real Estate and Other Lending

Residential real estate and other lending balances continue to decline as the Bank allows these portfolios to “run-off.”  Minimal new originations are expected.

Allowance for Credit Losses

The Allowance for Credit Losses is comprised of the Allowance for Loan Losses and a separate Liability for Credit Commitment Losses.  The Allowance for Loan Losses is a reserve against funded loan amounts, while the Liability for Credit Commitment Losses relates to those amounts that Corus is committed to lend but for which funds have not yet been disbursed.

In accordance with the results of Corus’ Allowance for Credit Losses analysis, the Company recorded a provision for credit losses of $3.0 million in the first quarter of 2006.  No provision was recorded in the most recent quarter.  The Allowance for Credit Losses analysis incorporates numerous quantitative measures including historical losses, loan growth, and credit quality, as well as various qualitative factors.

A reconciliation of the activity in the Allowance for Credit Losses is as follows:

	Three Months Ended June 30		Six Months Ended June 30

(in thousands)	2006	2005	2006	2005

Balance at beginning of period	$48,046	$38,076	$44,740	$37,882
Provision for credit losses	—	—	3,000	—
Charge-offs	(644)	(88)	(664)	(216)
Recoveries	284	430	610	752

Balance at June 30	$47,686	$38,418	$47,686	$38,418

Charge-offs in the second quarter of 2006 include approximately $0.6 million associated with Corus’ business of servicing the check cashing industry.  Balances due from one particular customer were written down to Corus’ estimate of the net realizable value of the underlying collateral.  There were no charge-offs related to the commercial real estate loan portfolio.

The Allowance for Credit Losses is presented on Corus’ balance sheet as follows:

	As of June 30

(in thousands)	2006	2005

Allowance for Loan Losses	$42,186	$33,418
Liability for Credit Commitment Losses (1)	5,500	5,000

Total	$47,686	$38,418

(1) Included as a component of accrued interest payable and other liabilities

The ratio of the Allowance for Loan Losses to funded loans was 0.94% at both June 30, 2006 and June 30, 2005.

Commercial Real Estate Loan Charge-offs ––– 10-Year History

(in thousands)

Period	Charge-offs

2006 (YTD June 30, 2006)	$0
2005	0
2004	0
2003	0
2002	0
2001	0
2000	0
1999	61
1998	18
1997	350

Total Charge-offs	$429

Corus has had particularly impressive results with commercial real estate lending.  In fact, there have been zero charge-offs in the past six years, and de minimus charge-offs over the past 10 years.  However, Corus anticipates that at some point there will be charge-offs relating to its commercial real estate loan portfolio.

Nonaccrual, Past Due, OREO and Restructured Loans

(in thousands)	June 30 2006	December 31 2005	June 30 2005

Nonaccrual	$71	$73	$6,812
Loans 90 days or more past due	549	544	5,377

Total Nonperforming Loans	$620	$617	$12,189
Other real estate owned (“OREO”)	—	—	—

Total Nonperforming Assets	$620	$617	$12,189

Troubled debt restructurings*	—	14,727	22,399
Total Nonperforming Loans/Total Loans	0.01%	0.01%	0.34%
Total Nonperforming Assets/Total Assets	0.01%	0.01%	0.19%

* To the extent not included in either nonaccrual or loans 90 days or more past due

Nonperforming loans, which include nonaccrual loans and loans past due by 90 days or more are minimal.  As of June 30, 2005, the company had two loans classified as Troubled Debt Restructurings.  These loans have both since paid off and no loss was incurred.

Deposits

The following table details the composition of deposit products by type:

(in millions)	June 30 2006		December 31 2005		June 30 2005

Retail certificates of deposit	$5,437	65%	$4,445	61%	$2,851	52%
Money market	1,849	22	1,640	23	1,484	27
Brokered certificates of deposit	301	4	380	5	420	8
NOW	299	4	312	4	301	5
Demand	284	3	337	5	276	5
Savings	143	2	152	2	159	3

Total	$8,313	100%	$7,266	100%	$5,491	100%

Deposits continued to grow in the second quarter of 2006 resulting in net growth of $1.0 billion for the six months ended June 30, 2006. The growth is primarily supported by growth in retail certificates of deposit (“CDs”) and is the direct result of the Bank’s national marketing of selected deposit accounts to both individuals and businesses at market-leading rates. The response to this program, which was introduced in April 2004, continues to be strong both locally and across the country. These deposit products, particularly CDs with six- and twelve-month maturities, have proven to be an attractive investment option for many new and existing customers.

The retention of existing deposits continues to be a major focus of the Bank. While the results to-date have been encouraging, there are no guarantees that account retention will remain high over the long term.

At June 30, 2006, approximately 63% of the Bank’s $8.0 billion in retail deposits (excluding brokered deposits) were sourced from outside of Illinois. By marketing its deposit products nationally, the Bank is able to attract deposits without being limited to competing solely in the very competitive Chicago market.  Total retail deposits consisted of approximately 189,000 accounts.

Long-Term Debt – Subordinated Debentures

As of June 30, 2006, Corus has $384.0 million in floating rate junior subordinated notes (the “Debentures”).  The Debentures each mature 30 years from their respective issuance date, but are redeemable (at par) at Corus’ option at any time commencing on the fifth anniversary of their issuance (or upon the occurrence of certain other prescribed events).  Interest payments on the Debentures are payable quarterly.  So long as an event of default has not occurred (described further below), Corus may defer interest payments for up to 20 consecutive quarters. Events of default under the terms of the trust preferred agreements include failure to pay interest after 20 consecutive quarters of deferral (if such election is ever made), failure to pay all principal and interest at maturity, or filing bankruptcy.

If Corus were to elect to defer interest on any of the Debentures, Corus would generally be restricted from declaring or paying any dividends to common shareholders or repurchasing its common stock. Additionally, Corus would not be permitted to make any payments of principal or interest on, or to repay/redeem, any debt securities that are of equal rank with (i.e., pari passu), or are junior to, the Debentures. In other words, if Corus were to elect to defer interest payments on any one of the Debentures, Corus would be required to defer all payments with respect to all of its Debentures.

All of the outstanding Debentures are variable-rate, with interest rates ranging from LIBOR plus 1.33% to LIBOR plus 3.10% (resetting quarterly). As such, management cannot say with certainty what the interest payments on the Debentures will be in the future.  However, based on June 30, 2006, market interest rates, the interest payments would be approximately $30 million per annum.

Other Borrowings

Corus has a revolving line of credit for up to $100 million.  The line of credit matures on November 30, 2008, and is collateralized by 100% of the common stock of the subsidiary Bank.  The line of credit is intended to be used by the holding company to fund commitments it has with respect to loan participations entered into with the Bank.  As of June 30, 2006, the line of credit had a balance of $5.2 million.

Commercial Real Estate Stress Analysis

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate (“CRE”) loans the Bank originates into a rigorous system to analyze and quantify potential risk. At its core, this system takes the form of management and loan officers estimating a loan’s Probability of Default (“POD”) and its Loss Given Default (“LGD”) if a serious recession were to occur.  The POD is our estimate of how likely it is, given a serious recession, a loan would go into default while the LGD is our estimate of, given such a default during a serious recession, what percentage of the loan would have to be charged off.

This point bears repeating – the POD and LGD estimates are not based on today’s market conditions; they are instead arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.  Management believes that assessing the impact that a severe recession would have on the portfolio is the best method to truly stress the portfolio.

As a proxy for the potential values of the underlying real estate, management looks to, among other things, the severe declines in CRE property values experienced in California and New England during the late 1980’s and early 1990’s.  The analysis assumes that condominium net sell out prices will be 60% to 80% of project cost.  Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above.

Following is a table summarizing the results of this analysis.

(in millions)	June 30 2006	December 31 2005	June 30 2005

CRE Loans & Unfunded Commitments
CRE loans outstanding	$4,411	$4,404	$3,430
Unfunded commitments	4,387	3,936	4,210

CRE loans & unfunded commitments	$8,798	$8,340	$7,640

Potential Defaults & Losses
CRE loans & unfunded commitments	$8,798	$8,340	$7,640
Probability of Default (POD) (1)	17%	16%	15%

Potential CRE loans that could default	1,465	1,341	1,183
Loss Given Default (LGD) (1)	18%	18%	17%

Potential losses that could occur	$266	$239	$206

Nonperforming Loans
Potential CRE loans that could default	$1,465	$1,341	$1,183
Potential losses that could occur	(266)	(239)	(206)

Potential remaining CRE nonperforming loans	$1,199	$1,102	$977

(1) The POD and LGD estimates are not based on today’s market conditions, instead they are arrived at by “stressing” all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a serious recession.

The above table indicates that in the event of a serious recession the Bank could have $1.5 billion of defaulted CRE loans and $266 million of these loans may have to be charged off.  While our analysis is based on a serious recession, it is certainly possible that the Company could experience meaningful nonperforming loans and charge-offs even in the absence of such a recession. Further, although Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.

Please note that while this internal loan rating system generates very precise numbers, and management has worked hard to arrive at inputs we believe reasonable, this precision is more a function of the mathematical nature of the model than a belief on our part that future results can be predicted with any such certainty.  This model, like all models, requires numerous assumptions and, in this case, assumptions about how vulnerable each and every individual loan will be to a serious recession at some unknown point in the future.  While the results reflect our best estimates, the actual level of nonperforming loans and charge-offs that may ultimately come to pass could be materially different from these projections.

This disclosure is not computed in accordance with generally accepted accounting principles (“GAAP”) and is considered a non-GAAP disclosure.  Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies potential risk.

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